Exhibit 10.16

2WG Media

SOFTWARE DISTRIBUTION AGREEMENT

This Software Distribution Agreement (the “Agreement”) is entered into on 15th of March, 2006 (the “Effective Date”) by and between White Knight Games Pty Ltd, an Australian company having its principle address at 4/31 Park St, Como, WA 6152 Australia (“WKG”), and 2WG Media, having its principal place at 4 Horizon Court, Heath, TX 75093 (“Company”).

The Agreement consists of this page and the following exhibits:

Exhibit A: General Terms and Conditions

Exhibit B: Distribution Terms and Attachment(s) to Exhibit B

THIS AGREEMENT, INCLUDING ALL EXHIBITS AND ATTACHMENTS HERETO, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES AND REPLACES ALL PRIOR OR CONTEMPORANEOUS UNDERSTANDINGS OR AGREEMENTS, WRITTEN OR ORAL, REGARDING SUCH SUBJECT MATTER. BY SIGNING BELOW, COMPANY ACKNOWLEDGES THAT IT HAS READ, ACCEPTED, AND AGREED TO ALL TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE EXHIBITS DESCRIBED ABOVE AND ALL ATTACHMENTS THERETO.

2WG Media	White Knight Games Pty Ltd

By: /s/ Robert Westmoreland	By: _/s/ Laurence Escalante

Name: Robert Westmoreland	Name: Laurence Escalante

Title: CEO	Title: Managing Director

Date: _____________________	Date: _________________

EXHIBIT A

GENERAL TERMS AND CONDITIONS

1.	Confidentiality

1.1       Confidential Information. “Confidential Information” means any non-public information of a party that is designated “confidential” or “proprietary,” not including information that the receiving party can demonstrate (i) is or becomes generally known or available to the public; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction or without any restriction on the receiving party’s further use or disclosure; or (iii) is independently developed by the receiving party. The terms of this Agreement are hereby designated as Confidential Information of both parties.

1.2       Use and Disclosure Restrictions. The parties will (i) not use the other’s Confidential Information for any purpose except to perform its obligations or exercise its rights under this Agreement; (ii) not disclose the other’s Confidential Information to any third party or to such party’s employees, except to those employees or consultants of the receiving party with a need to know and bound by a written non-disclosure agreement at least as protective of the Confidential Information as this Agreement; and (iii) take measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information, with such measures to be at least as protective of the other’s Confidential Information as such party’s measures for its own Confidential Information, but in no event less than a reasonable amount of care.

2.          FEES, PAYMENTS AND RECORDS. Company will make all payments in the amounts and according to the schedules set forth in the Attachment to Exhibit B. All payments are non-refundable. Within sixty (60) business days after the end of each calendar quarter, Company will provide to WKG a report (“Royalty Report”) describing any amounts owed and such payment under this Agreement. Any amount payable under this Agreement remaining unpaid for more than fifteen (15) business days after the due date will bear interest at a rate of 1.00% per month from the date such amount is due until the date of actual payment. In the event any amount payable is more than 30 days overdue WKG will have the right to terminate the agreement with immediate effect and all rights will revert back automatically to WKG..WKG may audit the records described herein once per year during regular hours at Company’s offices in a manner that does not interfere unreasonably with Company’s business activities. If an audit reveals that Company has paid at the lesser of $500 or five percent (5%) less than what is required by this Agreement, Company will reimburse WKG for the cost of the audit in addition to the unpaid fees.

Where Company is required by any law to withhold from payments due under this Agreement any withholding tax, income tax, corporation tax or similar tax of any kind, Company shall be entitled to withhold such sums but shall supply WKG with information concerning the amount of tax withheld and the type of tax withheld and shall undertake to give WKG reasonable lawful assistance to obtain exemption or refunds in respect of such tax

3.          TERM. This Agreement shall commence on the Effective Date, and shall continue in full force and effect for a period of ten (10) years, unless terminated earlier as specified below or in Exhibit B. This Agreement may only be renewed by mutual written agreement.

4.          TERMINATION. Either party shall have the right to terminate this Agreement if the other party is in material breach of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the non-breaching party, except in the event of late payment, as set out in Exhibit A, Clause 2, where the cure period for a late payment breach is thirty (30) days after which time WKG will have the right to terminate the agreement with immediate effect and all rights will revert back automatically to WKG. Upon termination or expiration of this Agreement, each party will return or destroy all of the other’s Confidential Information in its possession, and all licenses granted under this Agreement shall cease unless stated expressly otherwise. In addition to those provisions identified for survival in each exhibit attached hereto, the following provisions of this Exhibit A will survive termination of the Agreement for any reason: Section 2 (to the extent any amounts due have not been paid), Section 4, 5.2, 6, and 7.

5.	Marks.

5.1       License. Subject to the terms and conditions of the Agreement, WKG grants to Company a limited, non-exclusive and non-transferable license (without the right to sublicense) to use, reproduce and display the Marks (defined below) solely as necessary to perform the obligations set forth in this Agreement. Company’s use of the Marks shall be in compliance with WKG’s then-current trademark usage guidelines. Any use by Company of the Marks requires WKG’s prior written approval in each instance. As used in this Agreement, “Marks” means WKG’s trademarks and associated logos that WKG may provide to Company from time to time for the purposes of this Agreement. Company agrees to include on the packaging and all marketing literature WKG logo and any associated logos provided by WKG. All logos will be delivered to the Company by WKG in a timely manor.

5.2       Ownership. WKG shall retain all right, title and interest (including all intellectual property rights) in and to the Marks, and Company shall do nothing inconsistent with such ownership nor use the Marks in any way other than as approved by WKG and as provided herein. Company’s rights in and to the Marks are limited solely to those rights granted expressly herein. Company’s use of the Marks and all goodwill created by such use shall inure solely to WKG’s benefit and be on behalf of WKG, and such use by Company will not create in Company any right, title or interest in the Marks.

6.	General

6.1       Compliance With Laws. Both parties will comply with all laws and regulations applicable to its activities under this Agreement, including without limitation all United States Department of Commerce and other United States export controls.

6.2       Governing Law and Disputes. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of Texas, without regard to or application of provisions relating to choice of law. Any litigation arising under this agreement will be brought in the federal or state courts in the Dallas District of Texas, USA.

6.3       Waiver and Modification. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

6.4       Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

6.5       Notices. All notices hereunder will be in writing, will be sent to the addresses set forth herein or as a party designates in writing, will reference this Agreement and will be deemed given: (i) when sent by facsimile and subsequently sent by registered or certified mail; (ii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt.

6.6       Force Majeure. Except for obligations to make payments hereunder, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, and such failure or delay will not constitute a material breach of this Agreement.

6.7       Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted assigns, except that neither this Agreement nor company’s rights or obligations hereunder shall be assigned or transferred by company without the prior consent of WKG and any attempted assignment without such consent shall be void ab initio and of no force and effect; provided, however, that no consent shall be necessary from WKG in the event of an assignment to a successor entity resulting from a merger, acquisition or consolidation by company or assignment to an entity under common Control with, Controlled by or in Control of company. “Control” means any person or entity that, directly or indirectly, (i) owns more than 50% of the outstanding voting securities or equity interests in an other entity.

EXHIBIT B

DISTRIBUTION TERMS

1.	Definitions

1.1       “WKG Software” means the WKG proprietary software identified in the Attachment to this Exhibit B and provided to Company hereunder, in object code form only, and all related documentation and materials.

1.2	“Territory” means the territory identified in the Attachment to this Exhibit B.

2.	Licenses and Restrictions

2.1       Company Distribution License. WKG shall grant to company the exclusive right to use, advertise, promote, produce, reproduce, translate, localize, merchandise sell and distribute the Product(s) in the Territory on the Licensed Platform as identified in the Attachment to this Exhibit B. Such right shall include the right to use all patents, designs, trademarks, copyrights and other intellectual property associated with the Product, solely for such manufacture, sale and distribution on the Licensed Platform in the Territory during the Term and under the terms and conditions of the Agreement. The authorized channels are mentioned in Appendices. All other distribution channels are reserved by WKG..

2.2       Restrictions. Company shall not decompile, disassemble, reverse compile, modify or otherwise reverse engineer the WKG Software, or any portion thereof, and shall not facilitate or encourage such acts by third parties and agrees that it shall not directly or indirectly attempt to do so. Company will not remove, alter or otherwise obscure any proprietary rights notices appearing in or on the WKG Software.

2.3       WKG Ownership. WKG retains all right, title and interest (including all intellectual property rights) in and to the WKG Software. Company receives no rights in the WKG Software except as granted expressly in Section 2.1.

2.4       End User Licensing. Each copy of the WKG Software distributed by Company hereunder will require end users to enter into (either electronically or in hard copy) WKG’s then-current End User software license as WKG may provide to Company from time to time.

2.5       Third Party Manufacturers. Company may, at Company’s sole expense, use third parties to manufacture the packaged WKG Software units to be distributed hereunder, provided such third party manufacturers are subject to a written agreement that is at least as protective of the WKG Software and Marks as this Agreement.

3.	TRANSLATION

3.1             At its own cost, Publisher shall be responsible for the costs of translating and integrating localized text and voice over material and generating a multi-language Gold Master(s) embodying the Translations. Unless otherwise agreed in writing between the parties and subject to the payment of Developer’s reasonable costs as detailed in Schedule 1, the Developer will provide the services to integrate localized text and voice over materials and generate a multi-language Gold Master(s) embodying the Translation.

3.2             If the Developer fails to perform such Integration or refuses to perform them and fails to cure such default within thirty (30) days of receipt of notice from Publisher, Publisher may use a third party for the Integration, the Developer shall supply the Publisher with Source Code as well as all Original Language text and/or text related graphics and/or dialogue featured in the relevant Version, to the extent not previously delivered.

3.3             If pursuant to this Section 3 the Publisher uses a third party to carry out the Integration, the Publisher will sign, and will ensure that its chosen third party signs, a confidentiality undertaking reasonably specified by the Developer which will include, without limitation, undertakings that the Source Code, and any other material, information, data or other things of the Developer will not be used by the persons signing for any purpose other than the Integration and that all such things will be held securely at all times and returned to the Developer when work on the Integration is complete. Developer shall deliver to Publisher any additional work (including part of the Developer’s Tools and Technology) which is necessary to the Publisher in order to the Integration.

4.          OBLIGATIONS. Company will, at its sole cost and expense, (a) create the packaging for the WKG Software to be distributed hereunder, with such packaging to be subject to WKG’s prior written approval, such approval not to be unreasonably withheld or delayed, prior to distribution; (b) manufacture and reproduce such packaging and the WKG Software on CD ROM only for distribution hereunder; and (c) exercise commercially reasonable efforts to market and promote the WKG Software in the Territory. WKG will provide a master copy of the WKG Software to be distributed hereunder within a reasonable time after the Effective Date, and will provide customer support to consumers who purchase the WKG Software from Retailers consistent with the standard customer support WKG provides to its users of the WKG Software. Company will deliver twenty (20) copies of the retail version for WKG’s internal use, at no charge to WKG.

5.          INFRINGEMENT. In the event that either party hereto discovers that a third party infringes the rights granted hereunder, the party shall give notice to the other party within ten (10) days after the discovery and the party shall discuss the countermeasures etc. that are necessary. Each party hereto shall be entitled to have the right to file and lawsuit at such party’s absolute discretion. Company shall also notify WKG in writing of any claim made or proceeding initiated against WKG or Company involving the WKG Software within five (5) days after Company is informed of such claim or proceeding. In the event of any such claim or proceeding, WKG may, at its sole option, require Company to cease distribution of the WKG Software hereunder and/or terminate this Agreement upon written notice to Company.

6.          INDEMNIFICATION. Each party to this Agreement does hereby indemnify, defend and hold harmless the other party to this Agreement (an “indemnified party”) and such indemnified party’s subsidiaries, affiliates, licensees, assigns, officers and employees from any and all loss and damage (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the parties or between any party and any third party or otherwise) arising out of or in connection with any breach of any of the respective warranties, representations, duties, obligations or agreements made by such indemnifying party under this Agreement, and agrees to reimburse the indemnified party on demand and after the indemnified party provides reasonable proof thereof, for any payment made or loss suffered with respect to any claim or act to which the foregoing indemnity applies. Each party shall have the right to participate at its own expense and by its own counsel in the defense of any such claim, and in such event, the parties hereto shall cooperate with each other in the defense of any such action, suit or proceeding hereunder. The indemnified party shall not compromise or settle such claim without the prior written consent of the indemnifying party.

7.          SURVIVAL. The following provisions of this Exhibit B will survive termination or expiration of the Agreement for any reason: Sections 1, 2.2, 2.3, 2.4, 4, 5.